Exhibit 99.1

American Water Names Cheryl Norton Executive Vice President and Chief Operating Officer

Bruce Hauk named Deputy Chief Operating Officer

Camden, N.J. (February 18, 2021) – American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, announced today that Cheryl Norton has been named Executive Vice President and Chief Operating Officer and Bruce Hauk has been named Deputy Chief Operating Officer effective Mar.1, 2021.

“We are so pleased to have Cheryl and Bruce take on these key leadership roles for American Water," said Walter Lynch, president and chief executive officer of American Water. "Building a strong talent pipeline within our organization is a key part of American Water’s success and both Cheryl and Bruce are the results of our succession efforts. Both have deep utility experience, a strong commitment to safety, a passion for excellent customer care and a collaborative approach to building high performing teams.”

As COO, Norton will be responsible for the successful performance of American Water’s regulated states, serving approximately 12 million people in more than 1,600 communities. She will also lead customer service across the company’s footprint, including two national customer service centers, as well as systemwide engineering, health and safety, and environmental and regulatory compliance.

Norton currently serves as senior vice president and Chief Environmental Officer of American Water and president of New Jersey American Water. American Water anticipates naming Norton’s successors as president of New Jersey American and Chief Environmental Officer in the near future.

As president of New Jersey American Water, Norton led a team of 800 employees serving approximately 2.7 million people. In this role, she reinforced and strengthened customer, regulatory and local government relationships and drove operational and financial results for New Jersey. Additionally, she served as senior vice president of the company’s Eastern Division, which included New Jersey, New York, Virginia and Maryland.

In December 2019, Norton expanded her role and was named American Water’s Chief Environmental Officer, overseeing environmental leadership and compliance across American Water’s regulated and market-based businesses.

Norton previously served as president of Missouri American Water for three years, and in the same role

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for Kentucky American Water for five years. Norton started her career with American Water in 1988 as a microbiology research technician at the company’s central laboratory in Belleville, Ill. She also served as the laboratory’s director and as Vice President of Operations for Illinois American Water.

Norton serves on the boards of Choose New Jersey, The Cooper Health System, Cooper’s Ferry Partnership and the New Jersey Utilities Association. She is a member of the American Water Works Association (AWWA) and in 1992, she was recognized by AWWA for the most notable contribution to the science of public water supply development. She was awarded the Professional Service Award from the Illinois Section AWWA in 2006 and was named one of the “Most Influential Businesswomen of 2017” by the St. Louis Business Journal. Norton received a bachelor’s degree in biology and a master’s degree in environmental studies from Southern Illinois University at Edwardsville.

As Deputy COO, Bruce Hauk will support the COO in the successful performance of American Water’s regulated operations. Hauk will also continue to lead the Military Services Group.

Hauk currently serves as president of Regulated Operations and Military Services Group for American Water. Previously, Hauk served as Senior Vice President of American Water’s Midwest Division, where he provided management oversight for the company’s regulated operations in Illinois, Missouri, Indiana, Michigan and Iowa. Hauk also served as president of Illinois American Water.

Hauk holds a Master of Business Administration from Indiana Wesleyan University, and a Master of Public Administration from Indiana University-Purdue University Indianapolis. He also earned dual Bachelor degrees in Chemistry and Life Sciences from Indiana State University.

About American Water
With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 6,800 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to 15 million people in 46 states. American Water provides safe, clean, affordable and reliable water services to our customers to make sure we keep their lives flowing. For more information, visit amwater.com and follow American Water on Twitter, Facebook and LinkedIn.

Media Contact:
Ruben Rodriguez Senior Director, External Communications
American Water
856-371-4493
ruben.e.rodriguez@amwater.com

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